UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTION

U.S. Energy Systems, Inc. (“U.S. Energy” or the “Company”) is unable to timely file its Quarterly Report on Form 10–Q for the quarter and six months ended June 30, 2007, which was due on August 14, 2007, and its Quarterly Report on Form 10–Q for the quarter ended March 31, 2007, which was due on May 15, 2007.

The Company has included in this Current Report on Form 8–K selected consolidated financial information reflecting the results of operations for the three months ended March 31, 2007 and the six months ended June 30, 2007, as well as other selected financial information about the Company, pending the filing of the Form 10–Q reports for the quarters ended March 31, 2007 and June 30, 2007 with the Securities and Exchange Commission. Selected consolidating information relates to U.S. Energy’s three operating segments, its U.S. landfill gas operations conducted by U.S. Energy Biogas Corp. (“USEB”) and its subsidiaries, its UK natural gas and power generation operations conducted by UK Energy Systems Limited (“UKES”) and its subsidiaries, and Corporate administrative activities carried out by U.S. Energy.

The selected financial information included in this Report has not been reviewed or audited by the Company’s independent registered public accounting firm. The information in this Report should be considered preliminary, and is subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the Company completes the filings of its Form 10–Q Quarterly Reports.

Item 2.02.	Results of Operations and Financial Condition.

PRELIMINARY RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND THE THREE MONTHS ENDED MARCH 31, 2007 AND FINANCIAL CONDITION AS AT JUNE 30, 2007

U.S. ENERGY SYSTEMS, INC.

Condensed Consolidating Statement of Operations

Preliminary – Subject to Review

For the Six Months Ended June 30, 2007

(dollars in thousands, except per share data)

(Unaudited)

	USEB	UKES	Corporate	Consolidated
Revenue	$8,840	$4,865	$—	$13,705
Direct Operating Expenses	5,209	3,774	—	8,983

Gross Margin	3,631	1,091	—	4,722

Depreciation, Depletion and Amortization	2,235	6,038	36	8,309
Other Operating Expenses	1,296	8,114	10,020	19,430

Operating Income (Loss)	100	(13,061)	(10,056)	(23,017)

Interest Expense	(4,454)	(13,901)	—	(18,355)
Investment and Other Income (Loss)	4,286	(1,636)	(69)	2,581

Loss before Reorganization, Taxes and Minority Interest	(68)	(28,598)	(10,125)	(38,791)
Reorganization Expenses and Extinguishment of ICC Debt	20,087	—	—	20,087

Income (Loss) before Taxes and Minority Interest	20,019	(28,598)	(10,125)	(18,704)
Benefit from Income Taxes	285	—	(139)	146
Minority Interest	(1,082)	4,899	—	3,817

Net Income (Loss)	$19,222	$(23,699)	$(10,264)	$(14,741)

Loss Per Common Share				$(0.71)

U.S. ENERGY SYSTEMS, INC.

Condensed Consolidating Statement of Operations

Preliminary – Subject to Review

For the Three Months Ended March 31, 2007

(dollars in thousands, except per share data)

(Unaudited)

	USEB	UKES	Corporate	Consolidated
Revenue	$4,324	$2,651	$—	$6,975
Direct Operating Expenses	2,320	1,846	—	4,166

Gross Margin	2,004	805	—	2,809

Depreciation, Depletion and Amortization	1,315	3,610	—	4,925
Other Operating Expenses	448	2,428	6,801	9,677

Operating Income (Loss)	241	(5,233)	(6,801)	(11,793)

Interest Expense	(2,181)	(7,091)	—	(9,272)
Investment and Other Income (Loss)	4,988	(1,223)	(78)	3,687

Loss before Reorganization, Taxes and Minority Interest	3,048	(13,547)	(6,879)	(17,378)

Reorganization Expenses and Extinguishment of ICC Debt	(2,300)	—	—	(2,300)

Income (Loss) before Taxes and Minority Interest	748	(13,547)	(6,879)	(19,678)

Benefit from Income Taxes	285	—	(139)	146
Minority Interest	(169)	2,122	—	1,953

Net Income (Loss)	$864	$(11,425)	$(7,018)	$(17,579)

Loss Per Common Share				$(0.90)

U.S. ENERGY SYSTEMS, INC.

Condensed Consolidated Balance Sheets

Preliminary – Subject to Review

As of June 30, 2007 and December 31, 2006

(dollars in thousands)

	June 30, 2007 Subject to Review	December 31, 2006
	(unaudited)
ASSETS:
Cash and Cash Equivalents	$5,415	$3,873
Accounts Receivable and Other Assets	10,067	12,343
Restricted Cash and Marketable Securities	39,557	91,376
Gas Properties, net	96,316	91,313
Property, Plant and Equipment, net	50,421	48,637
Goodwill	26,619	26,619
Derivative Instruments	24,212	23,822
Deferred Taxes and Other Assets	32,141	48,674

TOTAL ASSETS	$284,748	$346,930

LIABILITIES:
Accounts Payable and Accrued Expenses	$25,476	$52,348
Long-Term Debt	206,604	192,126
Decommissioning and Other Liabilities	6,739	52,971

TOTAL LIABILITIES	238,819	297,445

Minority Interest	13,561	18,005

EQUITY
Preferred and Common Stock	226	181
Treasury Stock	(2,204)	(2,204)
Additional Paid-in-Capital	117,403	101,007
Accumulated Deficit	(88,018)	(73,275)
Accumulated Other Comprehensive Income	4,961	5,771

TOTAL STOCKHOLDERS’ EQUITY	32,368	31,480

TOTAL LIABILITIES AND EQUITY	$284,748	$346,930

Note A – Restricted Cash and Marketable Securities

Restricted cash and marketable securities were as follows:

	June 30, 2007	December 31, 2006
USEB	$4,689,000	$35,047,000
UK Operations	34,868,000	56,329,000

Totals	$39,557,000	$91,376,000

During the six months ended June 30, 2007, the Company’s subsidiary, U.S. Energy Biogas Corp. (“USEB”), utilized $33,000,000 of its funds contained in the reserve accounts to fund the $33,000,000 in principal payments required by its settlement agreement with Countryside Canada Power Inc. (“Countryside”) as described in Note C below. $3,000,000 of principal was paid in January 2007 and $30,000,000 was paid in March 2007. All balances remaining in the USEB accounts were transferred to unrestricted cash upon the effective date, May 31, 2007, of the USEB Plan of Reorganization. Pursuant to the terms of the $80,000,000 financing obtained in connection with the USEB Plan of Reorganization, USEB was required to maintain $3,000,000 of available cash to fund future capital needs. At June 30, 2007, the reserve comprised $1,000,000 in cash and $2,000,000 of availability under USEB’s revolving credit facility.

Note B – Long Term Debt

Long Term Debt as of June 30, 2007 is as follows:

Borrowing Entity	Current Interest Rate	Maturity	Principal Balance June 30, 2007
U.S. Energy Biogas Corp.	9.88%	2014	$78,000,000

GBGH, LLC – First Lien	10.86%	2013	112,365,000

GBGH, LLC – Second Lien	13.86%	2014	29,500,000
U.S. Energy Overseas Investments LLC	10.36%	2014	23,946,000
Unamortized Debt Issuance Costs			(37,207,000)

Totals			$206,604,000

U.S. Energy Biogas Corp. – USEB’s debt was payable to Countryside. Pursuant to USEB’s settlement agreement with Countryside, as described in Note C below, Countryside had been allowed a $99,000,000 secured claim against certain of USEB’s assets. The claim included all outstanding principal plus unpaid interest through January 31, 2007, any claims pertaining to the Royalty Agreement between Countryside and USEB, any and all fees and expenses incurred by Countryside related to USEB’s proceedings and claims related to the Development Agreement between U.S. Energy and Countryside. Payments on the secured claim plus additional interest were both denominated in US dollars as of the settlement date. The final installment against the secured claim was paid on May 31, 2007. The funding for the final installment was obtained through the completion of $80,000,000 financing obtained from lenders for which Silver Point Finance, LLC (“Silver Point”) acts as administrative agent, collateral agent and lead arranger, increased to $83,000,000 effective October 2, 2007. The debt is in the form of an $80,000,000 fixed term obligation and a $3,000,000 revolving credit facility. Interest is based on LIBOR plus 4.50% and is adjusted every three months for the subsequent three month period. Interest is payable quarterly and principal reductions are based upon the excess cash flow generated by USEB’s operations. The debt is collateralized by all of USEB’s assets. The financing arrangements contain various financial covenants that must be met including an Interest Coverage Ratio, a Fixed Charge Coverage Ratio, a Leverage Ratio and minimum Consolidated Adjusted EBITDA. In connection with the debt facilities, USEB has agreed to a sharing of net profits for a significant number of years following the amortization or prepayment of the debt. Should the Company sell more than 45% of its interest in USEB prior to February 2008, the obligations under the future profits sharing arrangements can be satisfied for a specified payment to Silver Point on behalf of the lenders of $11,800,000 less all interest paid to date. Based on the terms of the debt agreement, principal payments for 2007, if any, are not required to be paid until after December 31, 2007.

GBGH, LLC (“GBGH”) – GBGH’s debt is payable to Silver Point, as collateral agent for the lenders under the First Lien Credit Agreement and the Second Lien Credit Agreement. The interest rate on the debt is adjusted periodically based upon market conditions. Interest on the debt associated with the First Lien Credit Agreement is based upon British Bankers’ Association Interest Settlement Rates for deposits in dollars plus 5.50%, before default interest. Interest for the debt associated with the Second Lien Credit Agreement is comprised of two components, interest paid in cash and interest that is capitalized and added to the outstanding principal balance (“PIK Interest”). Interest paid in cash is equal to the same base rate as established in the First Lien Credit Agreement plus 2.5%, before default interest. PIK interest is equal to 6%. Currently, default interest at a rate of 2% is being added to the underlying interest rates shown above, bringing the total interest rates on the First Lien and Second Lien debt to 12.86% and 15.86%, respectively. Principal payments on the debt are payable from excess cash flows generated by GBGH and its subsidiaries. The debt is collateralized by the Company’s UK assets.

U.S. Energy Overseas Investments LLC (“Overseas”) – Overseas’ debt is payable to Silver Point, as collateral agent for the lenders under the Overseas Credit and Guaranty Agreement. The interest rate on the debt is adjusted periodically based upon fluctuations in the base interest rates. All interest is accrued and added to the outstanding principal balance. Principal payments on the debt are required from cash receipts received by Overseas or the raising of equity by the Company. The Company paid $1,700,000 against this obligation from the equity proceeds received by the Company from the sale of common stock in February 2007. The debt is collateralized by the Company’s UK assets. The interest rate on the Overseas Credit and Guaranty Agreement is established every six months based upon the U.S. Prime rate plus 300 basis points, the Federal Funds rate plus 300 basis points or LIBOR plus 500 basis points. The Company selects the methodology for the calculation of the interest rate on each periodic interest rate determination date. On August 7, 2007, the annual interest rate to be utilized for the subsequent six month period was established utilizing the LIBOR option and before the addition of default rate adjustments. Currently, default interest at a rate of 2% is being added to the underlying interest rate shown above, bringing the total interest rate on Overseas’ debt to 12.33%.

Because the Company continues to be in non-monetary default under the UK financing arrangements, it is required to pay interest at the default rate under the UK financing arrangements. This results in an additional monthly interest payment equal to approximately $220,000, of which approximately $92,000 is rolled up into principal under the terms of the UK financing documents.

The Company’s long term debt arrangements generally restrict the Company’s and its subsidiaries’ ability to sell assets, incur additional indebtedness and may limit equity distributions.

The Company previously reported that it has insufficient funds to make certain capital contributions required under the UK financing arrangements between September and December of 2007,

although it has obtained relief from the obligations that became due September 30, 2007 until November 30, 2007. Absent a refinancing or the raising of additional capital (which, in the case of an equity issuance, would result in the significant dilution of existing stockholders), the Company will not be able to meet its capital contribution obligations commencing November 30, 2007 and will be in monetary default under the UK financing arrangements. The Company is not currently in compliance with certain of its non-monetary obligations under the UK financing arrangements. The Company has notified the financing parties under the UK financing arrangements of such current and anticipated failure and is in discussions with the UK financing parties. To date, no financing party has taken any action or notified the Company that it intends to take action under the financing arrangements in response to such non-compliance. However, there can be no assurance that the financing parties will not take action in response to such non-compliance, including the declaration of a default under the financing arrangements and the acceleration of all outstanding indebtedness. If the UK financing parties were to declare the UK financing arrangements in default and exercise remedies, such action could involve foreclosure on substantially all of the Company’s assets and would have a material adverse effect on the Company. In that circumstance, the Company is unable to provide assurances that it would be able to avoid bankruptcy or insolvency proceedings. There has been no payment default under the UK financing agreements.

Note C – USEB Chapter 11 Filing/Execution of Plan of Reorganization

On November 29, 2006, USEB and certain of its subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York in order to facilitate the restructuring of its capital structure particularly related to its debt with Countryside. At the time of the filing, USEB was current in its payment of principal and interest and did not have any monetary defaults under the loan agreements. USEB emerged from bankruptcy on May 31, 2007.

On January 16, 2007, USEB announced that it reached an agreement with Countryside concerning the principal issue in the case, the restructuring of the Countryside debt obligations. The agreement, which was subsequently approved by the Court, allowed Countryside a $99,000,000 secured claim. The claim was the only allowed claim that Countryside had in the Chapter 11 case and Countryside agreed to forgo any claims related to USEB’s April 8, 2004 Royalty Agreement with Countryside, any fees incurred by Countryside pertaining to the case, all accrued but unpaid interest through January 31, 2007 and any claims against the Company under the April 8, 2004 Development Agreement between U.S. Energy and Countryside. The Company made a $3,000,000 payment against the secured claim in January 2007 and a $30,000,000 payment in March 2007. The remaining outstanding principal of $66,000,000 was deemed over-secured for purposes of adequate protection and the use of cash collateral in the bankruptcy case and bore interest at a rate of 10% per annum (down from 11% per the original loan agreement) payable monthly in US dollars to Countryside. The final installment against the secured claim was paid on May 31, 2007. Mutual general releases have been exchanged among the parties involved and cover certain individuals affiliated with Countryside who have been threatened with lawsuits arising out of their prior employment by the Company. This obligation was paid in full on May 31, 2007, as noted below.

On March 19, 2007, USEB announced that it reached an agreement with the State of Illinois and the Illinois Commerce Commission (the “ICC”) resolving the principal remaining outstanding issue in the Chapter 11 case. The agreement, which was approved by the Court, provided that the ICC would not pursue repayment of approximately $66,000,000 in interest-free loans provided to certain of USEB’s landfill gas to energy projects under the Illinois Retail Rate Program. In return, USEB or its subsidiaries would pay the ICC $5,250,000 on the effective date of USEB’s Plan of Reorganization but not later than May 31, 2007, and would withdraw its 10 operating projects from participation on the effective date but no later than May 31, 2007. The funds paid to the ICC included the establishment of a $250,000 escrow reserve account which will be utilized to pay any and all rate adjustment claims, up to a $250,000 limit, for a period of six months immediately following the effective date. As of June 1, 2007, USEB has entered into agreements with electricity buyers outside the Illinois Retail Rate Program and all output is being sold at market prices which vary per the local market.

On May 23, 2007, the U.S. Bankruptcy Court of the Southern District of New York approved the USEB Plan of Reorganization. The plan included the payment of USEB’s $66,000,000 obligation to Countryside, the payment of the $5,250,000 settlement with the ICC, the payment in full of all approved unsecured creditors and the payment of legal and professional fees related to the case.

On May 31, 2007, USEB completed its Plan of Reorganization through the obtaining of $80,000,000 in secured financing. The funds from the financing were utilized to repay Countryside its remaining $66,000,000 in debt, pay the ICC $5,250,000 per the terms of its settlement agreement with USEB, pay all undisputed, unsecured vendor claims and establish various reserve accounts to be utilized for future capital expenditures, disputed unsecured vendor claims and other potential future claims.

In connection with the USEB bankruptcy, all claims were settled at their pre-petition recorded amounts except the obligation related to the Illinois Subsidy Liability. Such amount was settled for $5,250,000.

The completion of USEB’s Plan of Reorganization resulted in a net gain of $20,087,000 being recorded in the Condensed Consolidated Statement of Operations for the six months ended June 30, 2007. The detail for this gain is as follows:

Gain/(Loss)
Gain from Extinguishment of Debt	$61,606,000
Interest Expense – Illinois Subsidy Income	(27,791,000)
Write-off of Debt Issuance Costs	(9,721,000)
Legal and Professional Fees	(4,007,000)

Net Gain	$20,087,000

The components of the net gain are described below:

Gain from Extinguishment of Debt – gain from the extinguishment of USEB’s liability owed to the State of Illinois at below par.

Interest Expense – Illinois Subsidy Income – Amortization, to interest expense, of remaining balance in the Unamortized Subsidy Income account. This account was a non-cash asset on USEB’s balance sheet which related to the GAAP treatment of Illinois subsidy. The amounts in the account represented unamortized GAAP income related to the receipt of the Illinois subsidy and was being amortized over the ten year period until the repayment of the subsidy liability was scheduled to begin. As USEB’s subsidy obligations were settled on May 31, 2007 with the $5,250,000 payment, the amortization of the remaining balance was accelerated.

Write-off of Debt Issuance Costs – Write-off of remaining unamortized debt issuance costs related to the Countryside loan. These costs were required to be written off as the loan from Countryside was fully repaid.

Legal and Professional Fees – Professional fees related to the USEB Chapter 11 bankruptcy proceedings including attorneys, consultants and financial advisors.

Note D – Change in Accounting Methods – Gas Properties

Effective January 1, 2007, the Company elected to change the accounting method utilized for the recording of exploration and production activities related to natural gas reserves owned in the United Kingdom from the full cost method to the successful efforts method. Prior to 2007, the full cost method was utilized as it was the method utilized by the UK operations prior to the Company’s acquisition of the assets in August 2006.

The change in accounting method was prompted by management’s belief that the successful efforts method was more reflective of its evolving business strategy with regard to the development of its natural gas fields in the UK. Management believes that the successful efforts method is the preferable method of accounting for gas properties and will more accurately present the results of the Company’s natural gas exploration, development and production activities in the Company’s financial statements. In addition, the method will also reflect the impairment of the carrying value of the gas properties only when there has been an other-than-temporary decline in their fair value and will minimize asset write-downs caused by temporary declines in gas prices.

Under the successful efforts method of accounting for gas properties, production costs, geological and geophysical costs (including the cost of seismic data), delay rentals, costs of unsuccessful exploratory wells, and internal costs directly related to the Company’s exploration and development activities are charged to operating expenses as incurred. The costs of property acquisitions, successful exploratory wells, development costs, and support equipment and facilities are initially capitalized when incurred. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews proved oil and gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. The Company estimates the future cash flows expected in connection with the properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, timing of future production, future capital expenditures, and a risk-adjusted discount rate. Individually significant unproved properties are also periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Depreciation, depletion and amortization of proved oil and gas properties are determined on a field-by-field basis using the unit-of-production method over the life of the remaining proved reserves.

There was no material difference between the full cost and the successful efforts method of accounting for the Company’s gas property activities in 2006. Therefore the change in accounting methods will have no effect on the Company’s operating results for 2006. The change in accounting method resulted in an increase in expenses of approximately $5,829,000, or $0.28 per share, for the six months ended June 30, 2007 over what would have been reported utilizing the full cost method. The increase in exploration costs is primarily related to the 3D seismic study being conducted on the gas reserve structures which would have been capitalized under the full cost method.

The change in the accounting method has been approved by the Company’s independent auditor.

Restructuring and Going Concern Risk

The Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under the UK financing arrangements permits the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral; as such, additional defaults could occur in the future. The Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements. The failure to obtain additional financing or to restructure the existing indebtedness could result in the lenders foreclosing on the assets securing the indebtedness and/or bankruptcy or insolvency proceedings.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING STATEMENTS

Certain matters discussed in this Current Report on Form 8–K are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to raise needed funds through equity issuances or refinancings; access to needed financing or refinancing on acceptable terms; the continued cooperation and forbearance of the Company’s lenders; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10–K for the year ended December 31, 2006 and its Current Reports on Form 8–K dated June 25, 2007, August 31, 2007, and October 1, 2007. Any forward-looking statement speaks only as of the date. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated October 9, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: October 9, 2007